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                                                                         EX-10.6

                              EMPLOYMENT AGREEMENT

This AGREEMENT is made on the 23rd of February 2006 between BRIGHTPOINT ASIA LIMITED (the "Employer" or the "Company"), and JOHN ALEXANDER DU PLESSIS CURRIE (the "Employee").

                                    RECITALS

The Employer has agreed to employ the Employee as President of the Brightpoint Emerging Markets Division and shall have the title of the President - Emerging Markets and as on the terms and conditions set out in this Agreement.

1.   TERM

The employment of the Employee will commence on 1st January 2006 and will continue until 1st January 2009 (the "Initial Term"). This agreement will automatically renew after the Initial Term for a one (1) year period unless terminated in accordance with clause 6 of this Agreement.

2.   TITLE AND DUTIES

a. During the term of this Agreement, the Employee will hold the title of President - Emerging Markets or any such other title as may be assigned to him from time to time by the Chief Executive Officer ("CEO") of Brightpoint, Inc. ("Brightpoint") or the President of Brightpoint ("President"). The Employee agrees to carry out such reasonable duties and responsibilities as are assigned to him from time to time by the CEO or President. The Employee will report directly to the CEO, or at the CEO's direction, the President. Any duties and responsibilities assigned to the Employee from time to time must be reasonably related or consistent with his position and status as President of Brightpoint Emerging Markets Division.

b. The Employee agrees to devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The Employee will perform his duties in Dubai or such other locations as determined from time to time by the CEO or the President. It is anticipated that approximately 50% of Employee's time will be spent in Dubai and up to 50% in various other international markets, including, without limitation, India, the United States and Europe. The Employee agrees to travel to various locations in connection with the business of the Company as and when directed by the CEO or the President. The Employee acknowledges and agrees that a significant amount of international travel is required to carry out his duties under this Agreement.

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specified in clauses 6.1, 6.2, 6.3 and 6.4, by providing 90 days' notice in writing. The Company may also terminate this Agreement under this clause by providing a payment of 90 days' remuneration in lieu of notice. In the event that termination occurs pursuant to this clause the Company agrees to pay the Employee by way of termination payment an amount equal to the Employee's statutory entitlements accrued up until the date of termination together with an amount equal to the Employee's total emoluments for the 12-month period ending on the date of termination.

7.   NOTICE OF TERMINATION

Any termination of the Employee's employment by the Employer or by the Employee (other than termination by reason of the Employee's death) must be communicated by written notice of termination to the other party of this Agreement.

8.   COMPENSATION UPON TERMINATION

a. If the Employee's employment is terminated by reason of his death, the Employer will pay to such person as he may designate in writing filed with the Employer, or if no such person is designated, to his estate as a lump sum benefit, his full Salary to the date of his death in addition to statutory entitlements.

b. During any period that the Employee fails to perform his duties as a result of incapacity due to physical or mental illness, the Employee will, on production of medical reports satisfactory to the Company, continue to receive his Salary until the Employee's employment is terminated pursuant to clause 6.2 of this Agreement and for one month thereafter.

c. If the Employee's employment shall be terminated for Cause, the Employer shall pay the Employee his full Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given together with the Employees statutory entitlements, and the Employer shall, assuming the Employer is in compliance with the provisions of this Agreement, have no further obligations with respect to this Agreement.

d. Upon a Change in Control, if in breach of this Agreement, the Employer shall terminate the Employee's employment, other than pursuant to Sections 6.1, 6.2, 6.3 or 6.4 hereof, then the Employer shall pay to the Employee:

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          (i) his full Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

          (ii) for periods subsequent to the Date of Termination (in lieu of any further payments pursuant to Section 3 of this Agreement), Severance Pay (as hereinafter defined), payable on the tenth day following the Date of Termination, as follows:

     a lump sum amount equal to (A) Salary received or earned by the Employee from the Employer during the twelve months prior to the Termination Date, multiplied by (B) three (3) ("Severance Pay"). Provided however, in no event shall the amount payable under this Section 8(d) exceed US $1,000,000 but provided that this maximum amount shall not include statutory entitlements.

e. Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to occur, unless previously consented to in writing by the Employee, upon (a) individuals who, as of the date hereof, constitute the Board of Directors of Brightpoint (the "Incumbent Board") ceasing for any reason to constitute at least a majority of the Board of Directors of the Employer (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Brightpoint's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs in connection with a Combination, as defined below, or as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (b) the acquisition of beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the voting securities of Brightpoint by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) not affiliated with the Employee or Brightpoint; provided, however, that no Change of Control shall be deemed to have occurred for purposes of this Agreement if such person, entity or group acquires beneficial ownership of 15% or more of the voting securities of Brightpoint (i) as a result of a combination of Brightpoint or a wholly-owned subsidiary of Brightpoint with such person, entity or group or another entity owned or controlled by such person, entity or group (whether effected by a merger, consolidation, sale of assets or exchange of stock or otherwise) (a "Combination") and (ii) (x) executive officers of Brightpoint (as designated by the Board for
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     purposes of Section 16 of the Exchange Act) immediately prior to the
     Combination constitute not less than 50% of the executive officers of Brightpoint for a period of not less than six (6) months after the Combination (for purposes of calculating the executive officers of Brightpoint after the Combination, those executive officers who are terminated by Brightpoint for Cause or who terminate their employment without Good Reason shall be excluded from the calculation entirely), and
     (y) the members of the Incumbent Board immediately prior to the Combination constitute not less than 50% of the membership of the Board after the Combination and (z) after the Combination, more than 35% of the voting securities of Brightpoint is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of Brightpoint immediately prior to the Combination, it being understood that while the existence of a Change in Control pursuant to this Section 6.4.2(b) may not be ascertainable for six (6) months after the Combination, if it is ultimately determined that such Combination constituted a Change in Control, the date of the Change of Control shall be the effective date of the Combination; (c) the commencement of a proxy contest against the management for the election of a majority of the Board of Brightpoint if the group conducting the proxy contest owns, has or gains the power to vote at least 15% of the voting securities of Brightpoint; (d) the consummation of a reorganization, merger or consolidation, or the sale, transfer or conveyance of all or substantially all of the assets of Brightpoint to any person or entity not affiliated with the Employee or Brightpoint unless, following such reorganization, merger, consolidation, sale, transfer or conveyance, the conditions set forth in clause (b)(ii) above are present; or (e) the complete liquidation or dissolution of Brightpoint.

f.   The Employee shall as a condition to receiving any amounts under Section 8
     (d), provide the Employer with an acceptable form of release agreement, whereby the Employer is released from its obligations hereunder.

9.   CONFIDENTIALITY

a. The Employee must not, either during the continuance of his employment under this Agreement (except in the proper course of his duties) or thereafter, divulge to any person or use for any purpose other than those of the Company, and must use his best endeavors to prevent the disclosure of, any trade secret, industrial process or any information concerning the business or finances of the Company or of any of the dealings, transactions or affairs which may come to his knowledge during or in the course of his employment, other than information which is freely available to the public, and except to the extent that the Employee is required to disclose that information by law.

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b.   The Employee acknowledges, that having regard to his duties with the
     Company, that the Employee has or will become possessed of secret and confidential knowledge and information relating to the trade secrets, industrial process and other information concerning the business or finances of the Company and that disclosure of such knowledge and information could materially harm the Company and therefore agrees that the restrictive covenants contained in this clause 9 are reasonable and necessary for the protection of the goodwill of the Company.

c. Nothing in this clause is to be taken as limiting the Employee's duty to the Company.

10.  RESTRAINTS

a. The Executive hereby agrees that he shall not, during the period of his employment hereunder and for a period of one (1) year following such employment, directly or indirectly, within any territory in which the Executive performed his duties under this Agreement, including, without limitation, Dubai, Europe, Russia, Africa or the United States engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities of the Employer and its affiliates (the "Group") as are carried on by the Group at the date or during the term of this Agreement.

b. The Executive hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Group's business activities including, without limitation, solicitation of the Group's customers, or persons listed on the personnel lists of the Group. At no time during the term of this Agreement or thereafter shall the Executive, directly or indirectly, disparage the commercial, business or financial reputation of the Group.

c. For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of sub-paragraphs 7(A) and (B) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee who has been contacted by a representative of any member of the Group, including the Executive, within a period of twelve (12) months prior to the termination of the Executive's employment, or any customer of the Group (whether past or present), to discontinue or alter his, her or its relationship with the Group provided that this shall not prohibit the Executive from soliciting the custom of any person in respect of a business which is not in competition with

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     that of the Group.

d. Upon the termination of the Executive's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Group which are in the possession of the Executive including all copies thereof, shall be immediately returned to the Employer.

e. (i) The Executive agrees that all processes, technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to the Employer, provided that such Inventions grew out of the Executive's work with the Employer, are related in any manner to the business (commercial or experimental) of the Group are conceived or made on the Employer's time or with the use of the Group's facilities or materials. The Executive shall further:

          (a)  promptly disclose such Inventions to the Employer;

          (b) assign to the Employer, without additional compensation, all patent and other rights to such Inventions for the world;

          (c)  sign all papers necessary to carry out the foregoing; and

          (d)  give testimony in support of his inventorship;

     (ii) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of his employment by the Employer, it is to be presumed that the Invention was conceived or made during the period of the Executive's employment by the Employer; and

     (iii) The Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Employer in writing prior to the date hereof.

f. As between the Executive and the Employer, the Employer shall be the sole owner of all products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other

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     intellectual properties (all of which shall be deemed works made for hire)
     that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive's employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Employer, execute such assignments, certificates or other instruments as the Employer may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

g.   The parties hereto hereby acknowledge and agree that:

     (i) the Employer would be irreparably injured in the event of a breach by the Executive of any of his obligations under this Section 7;

     (ii) monetary damages would not be an adequate remedy for any such breach; and

     (iii) the Employer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

h. The parties hereto hereby acknowledge that, in addition to any other remedies the Employer may have under Section 7 (G) hereof, the Employer shall have the right and remedy to require the Executive to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 7, and the Executive hereby agrees to account for and pay over such Benefits to the Employer.

i. Each of the rights and remedies enumerated in Section 7(H) and 7(I) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to and not in lieu of, any other rights and remedies available to the Employer under law or in equity.

j. If any provision contained in this Section 7 is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

k. If any provision contained in this Section 7 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such

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     restriction shall thereafter be enforceable as contemplated hereby.

I.   It is the intent of the parties hereto that the covenants contained in this
     Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Executive hereby acknowledging that said restrictions are reasonably necessary for the protection of the Employer). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

II.  GENERAL

This Agreement is further governed by the following provisions:

a.   Notices

All notices relating to this Agreement must be in writing and either personally delivered, sent by facsimile (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice will be effective when so personally delivered, one business day after being sent by facsimile or five days after being mailed.

To the Employer:   Brightpoint Asia Limited

                   With a copy to:
                   Brightpoint, Inc.
                   501 Airtech Parkway
                   Plainfield,, IN 46168
                   Attention: General Counsel

To the Employee:   John Alexander Du Plessis Currie
                   P.O. Box 30322
                   Dubai
                   United Arab Emirates

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b.   Parties in Interest

Employee may not delegate his duties or assign his rights under this Agreement. This Agreement will inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors (whether through reorganization, merger, sale of assets or otherwise) and permitted assigns.

c.   Entire Agreement

This Agreement constitutes the entire Agreement of the parties about its subject matter and supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

d.   Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

e.   Severability

In the event that the whole or any part of a provision in this Agreement is for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid or illegal or unenforceable term or condition had never been included. The remainder of this Agreement will have full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

f.   Execution in Counterparts

This Agreement may be executed by the parties in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement, and will become effective when one or more counterparts has been signed by each of the parties and delivered to each of the other parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.